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For Further Information Contact:

Tony Deasey                                    IraWeingarten/SteveChizzik
Celsion Corporation                            EquityCommunications
410.290.5390                                   888.530.7051
tony@celsion.com                               equity@silcom.com

FOR IMMEDIATE RELEASE

   CELSION FILES IND TO INITIATE UNIQUE THERAPY FOR TREATMENT OF PROSTATE CANCER

COLUMBIA, MARYLAND - APRIL 8, 2002: CELSION CORPORATION (AMEX: CLN) today announced plans to undertake human clinical trials for a unique cancer therapy that, according to its chief investigator, has been successfully applied in small animal studies "with profound biological effect on the prostate, and with no apparent safety concerns." On March 29, 2002, Celsion filed an Investigational New Drug application (IND) with the Food and Drug Administration for the use of its patented, heat-activated liposome compound in the treatment of prostate cancer. Liposomes are man-made microscopic spheres with a lipid membrane, which can encapsulate drugs, used for targeted "drug" delivery in the body. The experimental treatment system employs Celsion's Microfocus BPH 800 Microwave Urethroplasty (TM) system as the means of heat activation.

According to Dr. David Needham, Professor of Material Sciences, Department of Mechanical Engineering and Material Science at Duke University and the inventor of this temperature-sensitive liposome, the technology employs a specially designed liposome, which opens when heated. When a compound consisting of the anticancer drug encapsulated in these liposomes is injected into the bloodstream of a cancer patient and the cancer treatment site is subjected to mild heat, the liposomes open and rapidly release their contents of chemotherapeutic drugs directly at the treatment site. This release process is significantly more rapid than in conventional liposomal therapy. As reported in Cancer Research - Advances in Brief (March 1, 2000), this increased concentration of drug in the treatment area caused long-term complete regression of tumors in all of the mice treated in the initial small animal studies. Celsion holds exclusive license from Duke University for the use of Duke's patented temperature-sensitive liposome technology.

Upon clearance of the IND by the FDA, the Company plans to undertake Phase I clinical trials at Roswell Park Cancer Institute in Buffalo, New York, one of the leading cancer centers in the U.S. A formulation combining Celsion's site-specific, temperature-sensitive liposomes and Adriamycin (generically known as doxorubicin), which is manufactured by Pharmacia (NYSE:PHA), will be used to treat patients suffering from prostate cancer.

According to Dr. Bill Gannon, Celsion's Medical Director, "the intent of our Phase I clinical trial will be to determine the maximum safely tolerated dose of Adriamycin, delivered by our temperature-sensitive liposomes, in patients receiving therapy." Dr. Donald Trump, Senior Vice President for Clinical Research, at the Roswell Park Cancer Institute, and a national cancer leader in innovative clinical trials and chemo-prevention studies in prostate cancer, stated, "My colleagues and I are excited about the opportunity to work on the development of this new and potentially important approach to the treatment of prostate cancer. The use of heat-activated liposomes may allow the direct delivery of high-dose chemotherapy to the tumor, thus minimizing the need for invasive surgery, as well as the severe toxicities associated with currently available anticancer drugs. Our pre-clinical studies at Roswell Park have shown that, with regard to the animals in the studies, the release of drugs from heat-sensitive liposomes results in profound biological effects on the prostate gland with no apparent safety concerns such as urinary tract blockage." Dr. Trump will be supported by Dr. Peter Kanter, a recognized expert in the toxicological effects of liposomal compounds, who conducted the toxicity studies in animals for this compound.

"We anticipate that this will be the first of several studies using our temperature-sensitive, drug-laden liposomes in conjunction with our proprietary focused-heating microwave systems to treat cancer. We plan additional trials targeting not only prostate, but also liver, ovarian, breast and other cancers," according to Gannon. Celsion plans to use Adaptive Phased Array heating technology, for which Celsion holds an exclusive license from the Massachusetts Institute of Technology to provide heating for future developments. Additionally, Celsion has contracted with The National Institutes of Health to supply temperature-sensitive liposomes for pre-clinical studies for potential use in the treatment of liver cancer.

Dr. Augustine Cheung, Celsion's Chief Executive Officer and Founder stated, "The filing of this IND marks another important milestone for Celsion. Demonstrating that the combination of our focused-heat therapy and temperature-sensitive liposomes can be effective in the treatment of prostate cancer is a first step. This combination could serve as a platform for our expansion into other types of cancer treatment, including the use of our temperature-sensitive liposome technology to encapsulate other drugs. This program, in conjunction with our ongoing pivotal breast cancer trials, in which we are attempting to demonstrate that heat alone can ablate small breast cancer tumors and, in combination with chemotherapy, shrink large breast cancer tumors, should provide a strong basis for Celsion's position in the cancer therapeutic market."

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused heat technology delivered by patented microwave technology. Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Roswell Park Cancer Institute, Harbor UCLA Medical Center, the Center for Breast Surgery at Columbia Hospital in Florida, Montefiore Medical Center and Memorial Sloan Kettering Cancer Center in New York. For more information on Celsion, visit our website: http//www.celsion.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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